Room 4561
						 March 16, 2006

John Birbeck
President and Chief Executive Officer
CTI Group (Holdings), Inc.
333 North Alabama Street, Suite 240
Indianapolis, IN 46204

Re:	CTI Group (Holdings), Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	File No. 0-10560

Dear Mr. Birbeck:

      We have completed our review of your Form 10-KSB and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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Mr. Michael S. Gilliland
Sabre Holding Corporation
February 28, 2006
Page 2